ENGlobal Reports Second Quarter 2017 Results

HOUSTON, August 9, 2017 (MARKETWIRE) — ENGlobal (NASDAQ: ENG), a leading provider of engineering and automation services, today announced results for the second quarter ended July 1, 2017.

Highlights for the quarter include improved financial trends, as indicated by quarterly comparisons which show sequential and year-over-year increases in Revenue and Gross Profit Margin, along with decreases in SG&A expense.

ENGlobal reported net loss of $0.9 million for the second quarter of 2017 which was a $0.7 million improvement over a net loss of $1.6 million reported for the prior year period. Net loss per diluted share was ($0.03) and ($0.06) for the second quarter just ended and for the second quarter of 2016, respectively. Revenue increased by $2.1 million to $16.0 million from $13.9 million, or a 15.3% increase, for the three months ended July 1, 2017, as compared to the three months ended June 25, 2016.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “It is important to note that our pre-tax loss for the quarter was $0.5 million, or a $1.0 million improvement over our pre-tax loss last year and a $1.2 million improvement over the pre-tax loss for the first quarter. Compounding the loss for the second quarter of this year was a tax provision for the quarter of $0.4 million, which increased our loss to $0.9 million after tax. This provision was unusually high and is primarily the result of stock options that expired during the quarter and a slight reduction in the expected annual income tax benefit rate.”

Mr. Hess continued: “It is encouraging that the Company has shown improvement in revenue, profit margin, and SG&A for the second quarter results, as reported today. While still early, we believe these metrics are an indication that the investments made in talent and facilities to build a vertically integrated business are beginning to produce results. As expected, we have seen a shift from cash to other components of our working capital with this increase in activity. We expect this shift to continue in the near term as our volumes increase. “

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “We expect that ENGlobal’s strategy of delivering engineered modular systems with turnkey execution will continue to become a larger part of our business going forward. We also expect that long-term financial improvement can be realized as a result of increased project scope which serves to leverage our resources.”

Mr. Coskey continued: “ENGlobal is now proud to offer a complete set of skills for modular project execution – engineering, mechanical fabrication, automation configuration, and automaton integration. This combination of skills, together with our complete project support services, is a new message from ENGlobal that is resonating with our clientele.”

The following is a summary of the income statement for the three months ended July 1, 2017 and June 25, 2016:

(amounts in thousands)	Three months ended July 1, 2017	Three Months ended June 25, 2016
Revenue	$15,966	$13,842
Gross Profit	2,513	1,853
General & Administrative Expenses	3,057	3,313
Operating Loss	(544)	(1,460)
Net loss	(895)	(1,603)

The following table presents certain balance sheet items as of July 1, 2017 and December 31, 2016:

(amounts in thousands)	As of July 1, 2017	As of December 31, 2016
Cash	$11,172	$15,687
Working capital	20,196	22,200

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three and six months ended July 1, 2017 and June 25, 2016:

(amounts in thousands)	Three months ended July 1, 2017				Three Months ended June 25, 2016
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$10,095	63.2%	17.6%	8.9%	$8,257	59.7%	9.6%	0.4%
Automation	5,871	36.8%	12.5%	3.5%	5,585	40.3%	19.1%	5.2%
Consolidated	$15,966	100.0%	15.7%	(3.4)%	$13,842	100.0%	13.4%	(10.5)%

(amounts in thousands)	Six months ended July 1, 2017				Six Months ended June 25, 2016
		% of	Gross	Operating		% of	Gross	Operating
	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$18,260	64.2%	14.9%	5.1%	$16,784	58.6%	8.5%	(0.6)%
Automation	10,180	35.8%	15.0%	3.8%	11,870	41.4%	17.7%	4.9%
Consolidated	$28,440	100.0%	14.9%	(7.8)%	$28,654	100.0%	13.4%	(11.1)%

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2017 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Wednesday, August 9, 2017.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of advanced automation, information technology process distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services and the fabrication operation. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to retain existing customers and attract new customers; (3) our ability to accurately estimate the overall risks, revenue or costs on a contract; (4) the risk of providing services in excess of original project scope without having an approved change order; (5) our ability to execute our plan to enter into the modular solutions market; (6) our ability to attract and retain key professional personnel; (7) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (8) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (9) our dependence on one or a few customers; (10) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks; (11) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (12) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (13) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (14) the risk of unexpected liability claims or poor safety performance; (15) our ability to identify, consummate and integrate potential acquisitions; (16) our reliance on third-party subcontractors and equipment manufacturers; and (17) our ability to purchase shares under our stock purchase program due to changes in stock price and other considerations. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com